Exhibit 99.1

Beyond Air® Announces CFO Transition

GARDEN CITY, N.Y., August 20, 2021 (GLOBE NEWSWIRE) — Beyond Air, Inc. (NASDAQ: XAIR), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled nitric oxide (NO) for the treatment of patients with respiratory conditions, including serious lung infections and pulmonary hypertension, and gaseous NO (gNO) for the treatment of solid tumors, today announced the appointment of Douglas Larson as Chief Financial Officer, succeeding Douglas Beck effective September 1, 2021. Mr. Beck will remain a consultant to the Company and is expected to work closely with Mr. Larson and the Beyond Air leadership team to ensure a seamless transition of CFO responsibilities.

Douglas Larson joins Beyond Air with over 20 years of international and operational financial leadership experience. Recently he served as Vice President, Finance and Head of Global Controlling at DBV Technologies, Inc. (NASDAQ: DBVT), a global clinical stage biopharmaceutical company headquartered in France, from 2017 to 2020. Prior to DBV, Mr. Larson served as the Chief Financial Officer of The Scotts Miracle-Gro Company’s International division, based in Lyon, France from 2001 to 2015. Mr. Larson has a deep knowledge of performance management, supply chain finance, forecasting and business modeling, and defining and executing strategic and financial goals for companies in various stages of development across a diverse geographic footprint.

“On behalf of the Board of Directors and the entire company, I want to thank Mr. Beck for his commitment to Beyond Air and continued support. Since joining in 2018, Mr. Beck has been instrumental to our success, leading with a forward-thinking mindset and establishing the financial foundation for our future development and growth. He leaves the Company in a strong cash position, and I personally want to thank him for his contributions and wish him the best in his future endeavors,” commented Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “This transition comes at a time of tremendous momentum for Beyond Air, and I am excited to welcome Douglas Larson to effectively guide the Company through our transition to a commercial stage entity.”

In connection with the appointment of Mr. Larson, the Company granted Mr. Larson an inducement stock option award (the “Inducement Option”) as an inducement material to Mr. Larson’s entering into employment with the Company in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4). The Inducement Option is being granted effective as of September 1, 2021 and is exercisable for the purchase of 75,000 shares of the Company’s common stock, at an exercise price equal to the last reported sale price on Nasdaq on September 1, 2021. The Inducement Option grant was approved by the independent compensation committee of the Board in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4). The Inducement Option has a ten-year term and will vest over a four-year period, with 25% of the shares underlying the stock option award vesting on the first anniversary of the date of grant and annually thereafter in three equal installments, subject to Mr. Larson’s continued service with the Company through the applicable vesting dates. The Inducement Option is subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan.

About Beyond Air, Inc.

Beyond Air, Inc. is a clinical-stage medical device and biopharmaceutical company developing a revolutionary NO Generator and Delivery System, LungFit®, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit® can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company is currently applying its therapeutic expertise to develop treatments for pulmonary hypertension in various settings, in addition to treatments for respiratory tract infections that are not effectively addressed with current standards of care. Beyond Air is currently advancing its revolutionary LungFit® for clinical trials for the treatment of severe lung infections such as acute viral pneumonia (including COVID-19) and nontuberculous mycobacteria (NTM). Additionally, Beyond Air is using ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipates,” “expects,” “intends,” “impacts,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; our short operating history and other risks identified and described in more detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and other filings with the SEC, all of which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Maria Yonkoski, Head of Investor Relations

Beyond Air, Inc.

Myonkoski@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Source: Beyond AirTM